Exhibit 10.01

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 28, 2018, is entered into by and between CHEGG, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

WHEREAS, Borrower and Bank are parties to that certain Credit Agreement, dated as of September 21, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower has also requested that Bank amend the Credit Agreement as set forth herein; and

WHEREAS, on the terms and conditions set forth herein, Bank has agreed to amend the Credit Agreement as set forth herein.
NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound, hereby agree as follows:

1.Amendments to Credit Agreement. Subject to the terms and conditions of this Amendment, the Credit Agreement is hereby amended as follows:

(a)The definition of “Leverage Ratio” in Section 1.2(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

“As used herein, “Leverage Ratio” means a ratio of (i) all Indebtedness of Borrower (including but not limited to all outstanding obligations owed by Borrower to Bank and Indebtedness pursuant to the Convertible Notes)] divided by (ii) Borrower’s EBITDA.”

(b)The definition of “EBITDA” in Section 1.2(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

“As used herein, “EBITDA” is defined as net profit before tax, plus interest expense and amortized debt issuance costs, plus non-cash stock compensation (net of capitalized interest expense), depreciation expense, amortization expense and other non- cash expenses (assuming there are no future cash costs), plus expenses incurred in connection with Permitted Acquisitions (including without limitation accrued acquisition- related contingent expenses) in an amount not to exceed Six Million Dollars ($6,000,000) per calendar year, plus non-recurring expenses in an amount not to exceed Two Million Dollars ($2,000,000) per calendar year.”

(c)Section 1.2(d) of the Credit Agreement is hereby amended to add, after the definition of “EBITDA” therein, a definition of “Capped Call” reading in its entirety as follows:

“As used herein, “Capped Call” means an agreement or agreements pursuant to which Borrower acquires one or more capped call options requiring the counterparty or counterparties thereto to deliver to Borrower shares of Borrower’s common stock, the cash value of such shares or a combination thereof from time to time upon exercise of such option or options, in each case entered into by Borrower substantially concurrently with the issuance of unsecured convertible notes. As used herein, references to a “Capped Call” include any component thereof.”

(d)The definition of “Permitted Indebtedness” in Section 1.6 of the Credit Agreement is hereby amended to read in its entirety as follows:

“As used herein, “Permitted Indebtedness” means (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed in the Schedule of Exceptions, attached hereto as Exhibit C; (c) Indebtedness owing from Borrower and or any Guarantor to Borrower and/or any other Guarantor, (d) Indebtedness owing from any non-Borrower/Guarantor Subsidiary to Borrower and/or Guarantors in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding, (e) unsecured obligations under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement entered into between Borrower and a financial institution other than Bank for the purpose of hedging exposure and not for speculative purposes in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding, (f) amounts payable under that certain 2015 Inventory Purchase and Consignment Agreement by and among Borrower, Ingram Hosting Holdings Inc. and Ingram Book Group Inc. dated as of April 3, 2015 (in the form attached hereto as Annex I, and as the same may be amended (provided that Borrower shall give Bank prior written notice of any material amendments thereto) the “Ingram Agreement”); (g) Indebtedness secured by a lien described in clause (l) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and in the aggregate does not exceed Two Million Dollars ($2,000,000); (h) Subordinated Debt; (i) Indebtedness consisting of guarantees permitted under Section 5.4 hereof; and (j) unsecured convertible notes of Borrower in an aggregate principal amount of not more than Three Hundred Forty-Five Million Dollars ($345,000,000) on terms and conditions consistent in all material respects with the terms disclosed to Bank on March 23, 2018 (collectively, the “Convertible Notes”);.”

(e)Section 5.6 of the Credit Agreement is hereby amended to read in its entirety as follows:

“SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, except for (I) (a) payment of applicable taxes in connection with restricted stock and stock options issued pursuant to Borrower’s stock incentive plans approved by Borrower’s shareholders, (b) the repurchase of shares of stock from former employees, directors or consultants under the terms of applicable repurchase agreements, at the original issuance price of such shares in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year; provided, that no Event of Default has occurred and is continuing prior to or after giving effect to any such repurchase and (II) so long as no Event of Default has occurred and is continuing and would not occur after giving effect thereto, (a) the purchase of a Capped Call, or the repurchase of outstanding shares of Borrower’s stock in connection with the settlement or termination of a Capped Call, (b) the repurchase of outstanding shares of Borrower’s stock using proceeds of, the issuance of the Convertible Notes, in an aggregate amount not to exceed fifteen percent (15%) of the net cash proceeds received by Borrower from the issuance of the Convertible Notes; and (c) the payment of principal of convertible notes, any payment on account of the purchase, redemption, retirement, repayment, acquisition, cancellation or termination of convertible Notes, and any settlement of the convertible notes on the conversion thereof, whether in cash, securities, other property or a combination thereof.”

2.Representations. Borrower hereby represents and warrants to Bank that: (a) the representations and warranties contained in the Credit Agreement are true and correct as of the date of this Amendment, (b) it has all necessary power and authority to execute and deliver this Amendment and perform its obligations hereunder, (c) no Event of Default exists both before and after giving effect to this Amendment, (d) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (e) all liens created under the Loan Documents continue to be first- priority (subject only to Permitted Liens) perfected liens, and (f) the execution and delivery of this Amendment will not contravene or result in a violation of any material contract or agreement to which Borrower is a party.

3.Ratification. Except as expressly modified by this Amendment, all of the terms, provisions and conditions of the Credit Agreement, as heretofore amended, shall remain unchanged and in full force and effect. Except as herein specifically agreed, the Credit Agreement and each other Loan Document are hereby ratified and confirmed and shall remain in full force and effect according to their terms. Except as specifically set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power, privilege or remedy of Bank under the Credit Agreement or any of the other Loan Documents, or constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. This Amendment shall not constitute a course of dealing with Bank at variance with the Credit Agreement or the other Loan Documents such as to require further notice by such Person to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future.

4.Miscellaneous.

(a)Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

(b)Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment. This Amendment shall become effective when Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c)Entire Agreement. The Credit Agreement, this Amendment and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the subject matter hereof and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.

(d)Severability of Provisions. If any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Amendment.

(e)Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted under the Credit Agreement.

(f)Incorporation. This Amendment shall form a part of the Credit Agreement, and all references to the Credit Agreement shall mean that document as hereby modified. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

(g)No Prejudice; No Impairment. This Amendment shall not prejudice, limit, restrict or impair any rights, privileges, powers or remedies of Bank under the Credit Agreement or any other Loan Documents as hereby amended. Bank reserves, without limitation, all rights which Bank and each Lender has now or in the future against any guarantor or endorser of the Obligations.

5.Conditions to Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

[Signatures Immediately Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BORROWER:

CHEGG, INC.

By:	/S/ ANDREW BROWN
Name:	Andrew Brown
Title:	Chief Financial Officer

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/S/ MARISA PHAN
Name:	Marisa Phan
Title:	Senior Vice President